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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event)      December 22, 1999

                               Harsco Corporation
             (Exact name of registrant as specified in its charter)


           Delaware                      1-3970                23-1483991
(State or other jurisdiction          (Commission           (I.R.S. Employer
      of incorporation)               File Number)           Identification
                                                                 Number)


Camp Hill, Pennsylvania                                       17001-8888
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:    (717) 763-7064



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ITEM 5.  Other Events

         On December 22, 1999, the Company announced that it reached agreement with the U.S. Government on behalf of its former BMY Combat Systems Division to settle a long-standing and previously disclosed Government investigation into contract certifications made by BMY under a foreign military sales program in the early 1990s. Under the agreement, BMY Combat Systems will plead guilty to a one-count misdemeanor relating to advance payment certifications it submitted which overestimated the amount due to BMY based on its calculation of potential termination liability. This resulted in BMY receiving a portion of the payments for the contract prematurely. Harsco will pay the Government a $200,000 fine plus $10.8 million in damages for a total of $11 million.

         The settlement, which is subject to acceptance by the U.S. District Court, ends the Government's investigation and releases Harsco and BMY from further liability for the issues under investigation. Harsco will charge the payment against an existing reserve, resulting in no charge to the Company's earnings. Based on the terms of the settlement, the Company expects to pay the $11 million in the first quarter of 2000, following the Court's entry of judgment.

         Harsco completed its strategic exit from the defense industry in 1997 when it sold its remaining ownership interest in that business.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                         HARSCO CORPORATION
                                         (Registrant)



Date:  January 7, 2000                   By: /s/  Salvatore D. Fazzolari
       ---------------                       ---------------------------
                                             Salvatore D. Fazzolari
                                             Senior Vice President,
                                             Chief Financial Officer and
                                             Treasurer


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